Exhibit 99.1

MENTOR ANNOUNCES LOREN L. MCFARLAND
RESIGNING AS VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

SANTA BARBARA, California, October 30, 2007 - Mentor Corporation (NYSE:MNT), a leading supplier of medical products for the global aesthetic market, today announced that Loren L. McFarland, Vice President and Chief Financial Officer will be leaving the company effective November 12, 2007.

"Loren has had a 22-year career with Mentor Corporation and contributed significantly to the company's long term growth and success," commented Joshua H. Levine, President and Chief Executive Officer.  "After our strategic repositioning of the company over the past several years, Loren has expressed a desire to spend more time with his family and on personal interests and to consider other business opportunities."

"I am proud of my contribution to the historical record of profitable growth at Mentor and my involvement in shepherding the company through a variety of strategic phases.  Mentor is well-positioned in pursuing its transformation to a dedicated aesthetic medical products company," commented Mr. McFarland.

The Company also announced that it was in the final stages of selecting a candidate to replace Mr. McFarland, and that Valerie Miller, the company's Vice President and Controller, would assume Mr. McFarland's duties on an interim basis, if necessary.

About Mentor Corporation
Mentor is a leading supplier of medical products for the global aesthetic market.  The Company develops, manufactures, and markets innovative, science-based products for surgical and non-surgical medical procedures that allow patients to retain a more youthful appearance and improve their quality of life.  The Company's website is www.mentorcorp.com.

Contact:

Mentor Corporation
Joshua H. Levine
President and Chief Executive Officer
(805) 879-6082

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